Exhibit 10.1

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of April 14, 2020 (this “Agreement”), is entered into by and between Lantheus Holdings, Inc., a corporation existing under the laws of Delaware (“Parent”), and the parties listed on Schedule A and Schedule B attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, on February 20, 2020, Progenics Pharmaceuticals, Inc., a corporation existing under the laws of Delaware (the “Company”), Parent and Plato Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation, on the terms and subject to the conditions of the Merger Agreement (the “Merger”);

WHEREAS, each Stockholder is the record and/or beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule A hereto (together, with any additional securities of the Company described in Section 1.2, being referred to herein as the “Subject Company Shares”), provided, however, that Subject Company Shares shall not include any shares of Company Common Stock that a Stockholder may Transfer (as defined below) following the date of this Agreement in accordance with Section 1.3; and

WHEREAS, each Stockholder is the record and/or beneficial owner of the number of shares of Parent Common Stock set forth opposite such Stockholder’s name on Schedule B hereto (together, with any additional securities of Parent described in Section 1.2, being referred to herein as the “Subject Parent Shares” and, together with the Subject Company Shares, the “Subject Shares”), provided, however, that Subject Parent Shares shall not include any shares of Parent Common Stock that a Stockholder may Transfer following the date of this Agreement in accordance with Section 1.3, provided, further, that Subject Shares shall not include any shares of Company Common Stock or Parent Common Stock that a Stockholder may Transfer following the date of this Agreement in accordance with Section 1.3.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.                    Voting of Subject Shares for the Merger.

Section 1.1               Voting Agreement for the Merger.

(a)                 At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Stockholder shall Vote or cause to be Voted such Stockholder’s Subject Company Shares in favor of adoption and approval of the Merger Agreement and the terms thereof, the Merger and each of the other transactions contemplated thereby and any other action reasonably requested by Parent that is necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement. At every meeting of the stockholders of Parent called with respect to the Parent Share Issuance, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to the Parent Share Issuance, each Stockholder shall Vote or cause to be Voted such Stockholder’s Subject Parent Shares in favor of approval of the Parent Share Issuance and any other action reasonably requested by Parent that is necessary to effectuate the Parent Share Issuance. Furthermore, except as otherwise provided in this Agreement, no Stockholder shall (i) enter into any agreement, arrangement or understanding with any other Person to Vote or give instructions inconsistent with this Section 1.1, including any granting of proxies, options, rights of first offer or refusal, or any voting agreement, voting trust or similar arrangement with respect to such Stockholder’s Subject Shares, or (ii) take any other action that would, or would reasonably be expected to, in any material manner interfere with or impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement, the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings. Any such Vote shall be cast, or consent shall be given, for purposes of this Section 1, in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent. Subject to Section 2.2, each Stockholder shall retain at all times the right to dispose of or vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, including voting on any matters other than those expressly set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders or Parent’s stockholders generally, including in connection with the election of directors; provided, that, in the event that any Stockholder Transfers Subject Shares after the record date for the stockholders meetings to be held by Parent and the Company to seek approval of their respective stockholders for certain matters relating to the Merger, such Stockholder shall Vote such Subject Shares as set forth in the first two sentences of this Section 1.1.

Section 1.2               Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that any of the Stockholders shall Beneficially Own any additional shares of common stock or other securities of the Company or Parent, then all shares of common stock or other securities of the Company or Parent that any Stockholder Beneficially Owns immediately following the effectiveness of any event described in clause (a) or any of the Stockholders Beneficially Owns as described in clause (b), shall, in each case, automatically and without any further action become Subject Shares hereunder. For purposes of this Agreement, “Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (b) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined.

Section 1.3               Other Obligations.

(a)                 From the date hereof through the later of (i) the date of the stockholders meeting(s) to be held by Parent to seek approval of its stockholders for certain matters relating to the Merger and (ii) the date of the stockholders meeting(s) to be held by the Company to seek approval of its stockholders for certain matters relating to the Merger, no Stockholder will, directly or indirectly, in any single transaction or series of related transactions, sell, short sell, transfer, exchange, offer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”) such Stockholder’s Subject Shares other than (A) a Transfer of Subject Shares effected through a “brokers’ transaction” as defined in Rule 144(g) executed on a securities exchange or over-the-counter market by a securities broker-dealer acting as agent for the Stockholder (so long as such Transfer is not directed by the Stockholder to be made to a particular counterparty or counterparties), (B) a Transfer of Subject Shares to a controlled affiliate of the Stockholder that agrees to be bound by the terms of this Agreement and executes a joinder agreement reasonably acceptable to Parent with respect thereto or (C) a Transfer of Subject Shares (other than a Transfer described in clause (A)) to a Person who is not a controlled affiliate of the Stockholder, so long as such Person agrees to be bound by this Section 1 and executes a joinder agreement reasonably acceptable to Parent with respect thereto, in each case with respect to clauses (B) and (C), as a condition to the consummation of such Transfer. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company or Parent, as applicable, or any local custodian or transfer agent.

(b)                From and after the date of this Agreement until the Voting Expiration Date (as defined below), each of the Stockholders agrees (a) not to knowingly take any action which makes, or would reasonably be expected to make, any representation or warranty of such Stockholder herein untrue or incorrect in any material respect and (b) not to knowingly take any action or enter into any agreement or undertaking that would prohibit or prevent it from satisfying any of such Stockholder’s obligations hereunder, or that is intended to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

2.                   Standstill; Voting for Matters Unrelated to the Merger.

Section 2.1               Standstill. From the date of this Agreement until the earliest to occur of (i) the first Business Day after the date of Parent’s 2021 annual meeting of stockholders, (ii) the date on which the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournments or postponements thereof, (iii) the date on which the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting or any adjournments or postponements thereof or (iv) the termination of the Merger Agreement in accordance with its terms (the date of such earliest to occur, the “Standstill Expiration Date”), each of the Stockholders agrees not to, and to cause its Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act) not to, directly or indirectly, in any manner:

(a)                 engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of Parent;

(b)                 form, join, become a member of or in any way participate in, or otherwise encourage the formation of, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than a “group” that includes all or some of the entities or persons identified on Schedule A, but does not include any other entities or persons not identified on Schedule A as of the date hereof unless any such other entity or person agrees to be bound by this Agreement) with respect to any securities of Parent;

(c)                deposit any securities of Parent in any voting trust or subject any securities of Parent to any arrangement or agreement with respect to the voting of any securities of Parent (other than any such voting trust, arrangement or agreement solely among the Stockholders or as contemplated by this Agreement);

(d)                seek or submit, or knowingly encourage any person or entity, to seek or submit nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to Parent or seek, knowingly encourage or take any other action with respect to the election or removal of any directors of Parent;

(e)                 (i) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of Parent, or (ii) call or seek to call a special meeting of stockholders of Parent;

(f)                  (i) make any offer or proposal (with or without conditions) with respect to, or solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal or Parent Takeover Proposal, (ii) engage in any discussions (other than with its Affiliates or Associates) or negotiations with respect to any proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal or Parent Takeover Proposal or (iii) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such proposals, offers, discussions (other than with its Affiliates or Associates) or negotiations;

(g)                 seek, alone or in concert with others, representation on the Board of Directors of Parent;

(h)                other than through non-public communications with Parent, (i) act, alone or in concert with others, to seek to control, advise, direct or knowingly influence the management, Board of Directors of Parent (including any individual members thereof), policies or affairs of Parent; or (ii) disclose any plan or proposal with respect to Parent, or any securities or assets of Parent;

(i)                  except as otherwise provided in this Agreement, advise, knowingly encourage, support or knowingly influence, or enter into any agreement, understanding, arrangement or trust with, any person or entity with respect to the voting or disposition of any securities of Parent at any annual or special meeting of stockholders of Parent;

(j)                 make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with Parent that would not reasonably be expected to require public disclosure by Parent;

(k)                 except as otherwise provided in this Agreement, knowingly advise, agree or offer to take, or knowingly encourage or propose (publicly or privately) the taking of, or announce an intention to take, any action referred to in the foregoing; or

(l)                  assist, induce or knowingly encourage, or enter into discussions, negotiations, arrangements or understandings with, any person (other than Parent) to take any action of the type prohibited by the foregoing.

Section 2.2               Voting for Matters Unrelated to the Merger. At each annual and special meeting of stockholders of Parent held prior to the Standstill Expiration Date, each of the Stockholders agrees to (i) appear at such stockholders meeting or otherwise cause all shares of Parent Common Stock beneficially owned by each Stockholder and their respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Parent Common Stock beneficially owned by each Stockholder and their respective Affiliates on Parent’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board of Directors of Parent and recommended by the Board of Directors of Parent in the election of directors, (b) against any other nominees to serve on the Board that have not been recommended by the Board of Directors of Parent, and (c) with respect to all other matters, in accordance with the recommendations of the Board of Directors of Parent as identified in Parent’s proxy statement, including in favor of all other matters recommended for stockholder approval by the Board of Directors of Parent, and (iii) not execute any proxy card or voting instruction form in respect of such stockholders meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board of Directors of Parent; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposal presented at any annual or special meeting of stockholders of Parent, each Stockholder shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

3.                   Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent that:

(a)                as of the date hereof, such Stockholder (i) Beneficially Owns the Subject Shares listed next to such Stockholder’s name on Schedule A and Schedule B, (ii) has sole voting power over and right to consent with respect to all of such Subject Shares, (iii) has good and valid and marketable title to such Stockholder’s Subject Shares free and clear of all Liens and (iv) is not party to any contracts of any kind specifically relating to Company Common Stock (other than as disclosed in such Stockholder’s Schedule 13D, as amended, with respect to securities of the Company filed with the SEC) or Parent Common Stock or other voting or equity securities or interests of the Company or Parent (other than in connection with this Agreement, between or among such Stockholder and its Affiliates, or as disclosed to Parent prior to the date hereof), provided, however, for the avoidance of doubt, the fact that any Subject Shares are held in a margin account or pledged pursuant to the terms thereof shall not be deemed a violation of this Agreement so long as such Stockholder is not prevented from performing its obligations under and in accordance with this Agreement;

(b)                as of the date hereof, such Stockholder and its Affiliates do not Beneficially Own any shares of Company Common Stock or Parent Common Stock, any securities convertible into or exchangeable for any shares of Company Common Stock or Parent Common Stock or other voting securities or instruments of the Company or Parent, in each case, other than such Stockholder’s Subject Shares;

(c)                 (i) such Stockholder (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (B) has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action and no other organizational proceedings on the part of such Stockholder are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby;

(d)                 this Agreement has been duly and validly executed and delivered by such Stockholder, and assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(e)                the execution, delivery and timely performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) contravene or conflict with the certificate of incorporation or the bylaws or other organizational documents of such Stockholder; (iii) result in any material violation or material breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a Lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets is bound; or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Stockholder, in each case, other than as would not have a material adverse effect on such Stockholder’s ability to perform its obligations hereunder.

Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the Voting Expiration Date.

4.                    Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that:

(a)                 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement;

(b)                (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby and (ii) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity); and

(c)                the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both): (i) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) contravene or conflict with the certificate of incorporation or the bylaws of Parent; (iii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a Lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent, except in the case of clauses (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.                   Disclosure. Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Joint Proxy Statement/Prospectus such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s obligations under this Agreement, provided that the Company and Parent shall give each Stockholder and its legal counsel a reasonable opportunity to review and comment on any such announcement or disclosure prior to its being made public and Parent shall give reasonable consideration to any such comments. Except as may be required by applicable Law, no press release or other public statements by any Stockholder regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions thereby are permitted, other than press releases or other public statements that are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent. Notwithstanding the foregoing, nothing in this Agreement shall preclude any Stockholder from making such filings as are required by Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D previously filed by any Stockholder with the SEC and as such, Parent acknowledges that any Stockholder may, in such Stockholder’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange.

6.                   Termination. This Agreement shall terminate upon and shall have no further force or effect after the Standstill Expiration Date; provided, that, Section 1 shall terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the termination of this Agreement by the mutual written agreement of Parent and the Stockholders, (d) the entry of Parent, Merger Sub or the Company, without the prior written consent of the Stockholders, into any amendment or modification of the Merger Agreement that (i) results in any decrease to the Merger Consideration or (ii) materially increases the obligations or liabilities of any Stockholder under this Agreement, (e) (i) with respect to the Subject Company Shares only, the entry of Parent, Merger Sub or the Company, without the prior written consent of the Stockholders, into any amendment or modification of the Merger Agreement that is in a manner materially adverse to the Company’s Stockholders or (ii) with respect to the Subject Parent Shares only, the entry of Parent, Merger Sub or the Company, without the prior written consent of the Stockholders, into any amendment or modification of the Merger Agreement that is in a manner materially adverse to Parent’s Stockholders, or (f) a Change in Recommendation by Parent or the Company Board of Directors (the date of such earliest to occur, the “Voting Expiration Date”); provided, further, that any termination shall not relieve any party from liability for breach of this Agreement prior to such termination.

7.                   Fiduciary Duties. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company or Parent shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company or Parent. Each of the Stockholders is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as a director or officer of the Company or Parent to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

8.                   Miscellaneous.

Section 8.1               Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 8.2               Amendments and Modification. This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 8.3               Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, MA 02160

Attention:	General Counsel
Email:	michael.duffy@lantheus.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Morton A. Pierce, Esq. Bryan J. Luchs, Esq.
Email:	morton.pierce@whitecase.com bryan.luchs@whitecase.com

and if to any of the Stockholders, to:

Velan Capital, L.P.

1055b Powers Place,

Alpharetta, GA 30009

Attention:	Stephanie P. Cooper
Email:	stephanie@avegohc.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:	Steve Wolosky, Esq.
Meagan Reda, Esq.
Email:	swolosky@olshanlaw.com
mreda@olshanlaw.com

Section 8.4               Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

Section 8.5               Entire Agreement. This Agreement and the documents and the instruments referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

Section 8.6               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable in any applicable jurisdiction, (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.7               Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 8.8               Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by the Merger Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief. PARENT AND THE STOCKHOLDERS EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9               Extension, Waiver. At any time prior to the Standstill Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however that the Company shall be a third party beneficiary for the purpose of enforcing the provisions of Section 1.1 of this Agreement.

Section 8.10            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. No assignment by any party hereto shall relieve such party of its obligations under this Agreement.

Section 8.11            Legal Counsel. The Stockholders acknowledge that they have been advised to, and have had the opportunity to, consult with their attorneys prior to entering into this Agreement. The Stockholders acknowledge that attorneys for the Company and Parent represent the Company or Parent, as applicable, and do not represent any of the stockholders of the Company or Parent in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 8.12            Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of Parent and the Stockholders, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

Section 8.13            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 8.14            Cooperation. Without limiting Section 6, if any notices, approvals or filings are required with any Governmental Entity in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement, the Stockholders and Parent shall cooperate in making such notices or filings or in obtaining such approvals.

Section 8.15            Joint and Several Liability. The Stockholders shall be jointly and severally liable for the performance by any Stockholder of such Stockholder’s obligations hereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

LANTHEUS HOLDINGS, INC.

By:	/s/ Mary Anne Heino
	Name:	Mary Anne Heino
	Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

STOCKHOLDERS:

VELAN CAPITAL, L.P.

By:	Altiva Management Inc., its general partner

By:	/s/ Stephanie P. Cooper
	Name:	Stephanie P. Cooper
	Title:	President and Secretary

ALTIVA MANAGEMENT INC.

By:	/s/ Stephanie P. Cooper
	Name:	Stephanie P. Cooper
	Title:	President and Secretary

VELAN CAPITAL PARTNERS LP

By:	Velan Capital Holdings LLC, its general partner

By:	/s/ Deepak Sarpangal
	Name:	Deepak Sarpangal
	Title:	Managing Member

VELAN CAPITAL HOLDINGS LLC

By:	/s/ Deepak Sarpangal
	Name:	Deepak Sarpangal
	Title:	Managing Member

VELAN CAPITAL INVESTMENT MANAGEMENT LP

By:	Velan Capital Management LLC, its general partner

By:	/s/ Balaji Venkataraman
	Name:	Balaji Venkataraman
	Title:	Managing Member

[Signature Page to Support Agreement]

VELAN PRINCIPALS GP LLC

By:	/s/ Balaji Venkataraman
	Name:	Balaji Venkataraman
	Title:	Managing Member

VELAN CAPITAL MANAGEMENT LLC

By:	/s/ Balaji Venkataraman
	Name:	Balaji Venkataraman
	Title:	Managing Member

/s/ Balaji Venkataraman
BALAJI VENKATARAMAN

/s/ Deepak Sarpangal
DEEPAK SARPANGAL

/s/ Kevin McNeill
KEVIN MCNEILL

[Signature Page to Support Agreement]

Schedule A

Name and Address of Stockholder	Number of Outstanding Shares of Company Common Stock Owned of Record	Number of Shares Under Options for Company Common Stock that are Exercisable within 60 days	Other Shares Beneficially Owned
VELAN CAPITAL, L.P. 1055b Powers Place Alpharetta, GA 30009	100	0	0
ALTIVA MANAGEMENT INC. 1055b Powers Place Alpharetta, GA 30009	0	0	100(1)
Velan Capital Partners LP 1055b Powers Place Alpharetta, GA 30009	0	0	8,011,633
Velan Capital Holdings LLC 1055b Powers Place Alpharetta, GA 30009	0	0	8,011,633(2)
Velan Principals GP LLC 1055b Powers Place Alpharetta, GA 30009	0	0	8,011,633(2)
Velan Capital Investment Management LP 1055b Powers Place Alpharetta, GA 30009	0	0	8,011,633(2)
Velan Capital Management LLC 1055b Powers Place Alpharetta, GA 30009	0	0	8,011,633(2)
BALAJI VENKATARAMAN 1055b Powers Place Alpharetta, GA 30009	0	0	8,011,733(1)(2)
Deepak Sarpangal 9 Toledo Court Burlingame, CA 94010	0	0	8,011,633(2)

(1) Comprised of shares of Common Stock held by Velan Capital, L.P.

(2) Comprised of shares of Common Stock held by Velan Capital Partners LP.

A- 1

Schedule B

Name and Address of Stockholder	Number of Outstanding Shares of Parent Common Stock Owned of Record	Number of Shares Under Options for Parent Common Stock that are Exercisable within 60 days	Other Shares Beneficially Owned
VELAN CAPITAL, L.P. 1055b Powers Place Alpharetta, GA 30009	0	0	5,050
ALTIVA MANAGEMENT INC. 1055b Powers Place Alpharetta, GA 30009	0	0	5,050(1)
Velan Capital Partners LP 1055b Powers Place Alpharetta, GA 30009	0	0	1
Velan Capital Holdings LLC 1055b Powers Place Alpharetta, GA 30009	0	0	1(2)
Velan Principals GP LLC 1055b Powers Place Alpharetta, GA 30009	0	0	1(2)
Velan Capital Investment Management LP 1055b Powers Place Alpharetta, GA 30009	0	0	1(2)
Velan Capital Management LLC 1055b Powers Place Alpharetta, GA 30009	0	0	1(2)
BALAJI VENKATARAMAN 1055b Powers Place Alpharetta, GA 30009	0	0	5,051(1)(2)
Deepak Sarpangal 9 Toledo Court Burlingame, CA 94010	0	0	1(2)
KEVIN MCNEILL 1055b Powers Place Alpharetta, GA 30009	0	0	1,500

(1) Comprised of shares of Common Stock held by Velan Capital, L.P.

(2) Comprised of shares of Common Stock held by Velan Capital Partners LP.

B- 1